UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 9, 2010

CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2, LP

(Exact name of Registrant as specified in its charter)

Delaware	0-11723	94-2883067
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01   Completion of Acquisition or Disposition of Assets.

Consolidated Capital Institutional Properties/2, LP, a Delaware limited partnership (the “Registrant”), owns a 100% interest in CCIP/2 Village Brooke, L.L.C., a Delaware limited liability company (the “Company”).   The Company owned Glenbridge Manor Apartments (“Glenbridge”), a 274-unit apartment complex located in Cincinnati, Ohio.   On September 9, 2010, the Company sold Glenbridge to a third party, JRK Birchmont Advisors, LLC, a Delaware limited liability company (the “Purchaser”), for a total sales price of $26,200,000.  The Registrant continues to own and operate one investment property.

In accordance with the Amended and Restated Limited Partnership Agreement of the Registrant, the Registrant’s general partner is currently evaluating the cash requirements of the Registrant to determine what portion of the net sales proceeds, if any, will be available to distribute to the Registrant’s partners.

Item 9.01   Financial Statements and Exhibits

(b)   Pro forma financial information.

The following unaudited pro forma balance sheet and statements of operations reflect the operations of the Registrant as if Glenbridge had been sold on January 1, 2009.

The pro forma financial statements do not project the Registrant’s results of operations at any future date or for any future period. This pro forma information should be read in conjunction with the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2010 and the Registrant’s 2009 Annual Report on Form 10-K.

PRO FORMA BALANCE SHEET

(in thousands)

June 30, 2010

All other assets	$ 1,022
Investment property, net	9,235
Total Assets	$10,257

All other liabilities	$ 3,461
Mortgage note payable	10,802
Partners’ deficit	(4,006)
Total Liabilities and Partners’ Deficit	$10,257

PRO FORMA STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

	Six Months Ended	Year Ended

June 30, 2010

December 31, 2009

Total revenues	$1,237	$2,854
Total expenses	1,625	3,552
Net loss	$ (388)	$ (698)

Net loss per limited partnership unit	$(0.42)	$(0.76)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2, LP

By: ConCap Equities, Inc.
General Partner

By: /s/Stephen B. Waters
Stephen B. Waters
Senior Director of Partnership Accounting

Date: September 15, 2010